Exhibit 10.3

AMENDMENT TO

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT (this “Amendment”), effective as of October 22, 2010, is made between MASSEY ENERGY COMPANY, a Delaware corporation (the “Company”), and BAXTER F. PHILLIPS, JR. (the “Executive”).

WITNESSETH:

WHEREAS, the Company and Executive previously entered into an Employment and Change in Control Agreement on November 10, 2008, which agreement has thereafter been amended (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement in order to eliminate the excise tax gross-up provided under the Employment Agreement, to express the understanding of Executive that the Company is not liable to Executive in the event any compensation or benefits provided to Executive are subject to any additional income tax, interest or penalties imposed under Section 409A of the Internal Revenue Code of 1986, as amended, and to revise and clarify provisions of the Employment Agreement which are no longer applicable.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth (including definitions of capitalized terms which are set forth in Section 19 and throughout the Employment Agreement) and intending to be legally bound hereby, the Company and Executive agree as follows:

1. Section 6.2(c) of the Employment Agreement is amended to read as follows:

(c) Limitation on Payments and Benefits. Notwithstanding anything in this Agreement to the contrary, the sum of the maximum amount payable and the value of the benefits provided to Executive pursuant to this Section 6.2 shall be limited to 2.99 times the sum of Executive’s Base Salary and Bonus (as defined in Section 19). In the event a reduction is required pursuant hereto, the order of reduction shall be first all other cash payments on a pro rata basis, then any equity compensation on a pro rata basis, and lastly medical and dental coverage.

2. The following sentence is added at the end of Section 7 of the Employment Agreement:

Notwithstanding any of the provisions of this Agreement or any other agreement pertaining to Executive, the Company shall not be obligated to hold Executive harmless from, or make any gross-up payment to Executive for, any additional income tax, interest or penalties imposed under Section 409A of the Code if any payment or benefit which is to be provided pursuant to this Agreement or otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

3. Section 10 of the Employment Agreement is amended to read as follows:

10. No Excise Tax Gross-Up and Tax Limitation on Payments by the Company. The provisions of this Section 10 shall apply notwithstanding anything in this Agreement to the contrary. Notwithstanding any other provision of this Agreement or any other agreement pertaining to Executive, the Company shall not be obligated to hold Executive harmless from, or make any gross-up payment to Executive for, any excise tax imposed under Section 4999 of the Code or any interest or penalties pertaining thereto.

(a) Subject to the limitation in Section 6.2(c), if it shall be determined that any Payment would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and if either

(1) the Net After-tax Benefit to Executive of receiving only the Reduced Amount is greater than the Net After-tax Benefit to Executive of receiving all of the Payments or (2) the excess, if any, of (A) the Net After-tax Benefit to Executive of receiving all of the Payments over (B) the Net After-tax Benefit to Executive of receiving only the Reduced Amount does not exceed the lesser of $50,000 or 10% of the Net After-tax Benefit to Executive resulting from having the Payments under Section 6.2 of this Agreement (“Change in Control Payments”) reduced to the Reduced Amount, then the Change in Control Payments shall be reduced (but not below zero) so that the Present Value of the aggregate of all Payments does not exceed the Reduced Amount. In the event a reduction is required pursuant hereto, the order of reduction shall be first all cash payments on a pro rata basis, then any equity compensation on a pro rata basis, and lastly medical and dental coverage. For purposes of this Section 10, the following terms have the following meanings:

(i) “Net After-tax Benefit” shall mean the Present Value of a Payment net of all federal state and local income, employment and excise taxes imposed on Executive with respect thereto, determined by applying the highest marginal rate(s) applicable to an individual for Executive’s taxable year in which the Change in Control occurs.

(ii) “Payment” means any payment or distribution or provision of benefits by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any reductions required by this Section 10.

(iii) “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code.

(iv) “Reduced Amount” shall be an amount expressed in Present Value which maximizes the aggregate Present Value of Payments without causing any Payment to be subject to excise tax under Section 4999 of the Code or the deduction limitation of Section 280G of the Code.

(b) Except as set forth in the next sentence, all determinations to be made under this Section 10 shall be made by the nationally recognized independent public accounting firm used by the Company immediately prior to the Change in Control (“Accounting Firm”), which Accounting Firm shall provide its determinations and any supporting calculations to the Company and Executive within ten days of Executive’s Termination Date. If determined by the Accounting Firm to be excludible from parachute payments under Section 280G of the Code, the value of Executive’s non-competition covenant under Section 14(a) of this Agreement shall be determined by independent appraisal by a nationally-recognized business valuation firm acceptable to both Executive and the Company, and a portion of the Change in Control Payments shall, to the extent of that appraised value, be specifically allocated as reasonable compensation for such non-competition covenant and shall not be treated as a parachute payment. Any such determination by the Accounting Firm shall be binding upon the Company and Executive.

(c) If the Accounting Firm determines that Change in Control Payments should be reduced, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 10 shall be binding upon the Company and Executive and shall be made within twenty (20) business days of Executive’s Termination Date.

(d) While it is the intention of the Company and Executive to reduce the amounts payable or distributable to Executive hereunder only if the aggregate Net After-tax Benefit to Executive would thereby be increased in the manner provided for herein, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the

Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be treated for all purposes as a loan to Executive which Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(e) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 10 shall be borne solely by the Company.

(f) All payments to be made under this Section 10 (other than the Underpayment described in Section 10(d)) must be made by the end of the Executive’s taxable year next following the Company’s taxable year in which the Company remits the related taxes. Any right to reimbursement incurred due to a tax audit or litigation addressing the existence or amount of a tax liability must be made by the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authorities or, where no such taxes are remitted, the end of the Executive’s taxable year following the year in which the audit is completed or there is a final and non-appealable settlement or the resolution of the litigation.

4. In all other respects, the Employment Agreement is unchanged.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on October 22, 2010.

MASSEY ENERGY COMPANY

By:	/s/ John M. Poma
Name:	John M. Poma
Title:	Vice President and Chief Administrative Officer

/s/ Baxter F. Phillips, Jr.
Name:	Baxter F. Phillips, Jr.
President

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